Exhibit 10.11

THE 2003 GLOBAL CROSSING LIMITED

STOCK INCENTIVE PLAN

[FORM OF] PERFORMANCE-BASED RESTRICTED STOCK UNIT

AGREEMENT [FOR JOHN J. LEGERE]

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) dated as of the          day of             , 200_, from Global Crossing Limited, a Bermuda company (the “Company”), to John J. Legere (the “Participant”), pursuant to the 2003 Global Crossing Limited Stock Incentive Plan, as amended from time to time (the “Plan”).

1. Incorporation of the Plan by Reference. The terms of the Plan are hereby incorporated by reference. Capitalized terms that are not defined herein shall have the same meanings assigned in the Plan. In the event of any conflict between this Agreement and the Plan (as either may be interpreted by the Committee), the Plan shall control.

2. Definitions

(a) “Award” shall mean the Units granted to the Participant under this Agreement.

(b) “Grant Date” shall mean the date on which the Units provided for in this Agreement were granted,             , 200  .

(c) “Full Vesting Event” means the termination of the Participant’s employment due to death, “Disability,” termination by the Company other than for “Cause,” or resignation by the Participant for “Good Reason” (with such quoted terms being defined in and determined in accordance with the Employment Agreement made as of December 9, 2003 between the Company and the Participant).

(d) “Specified Portion” shall mean a number of Units equal to (i) in the case of a Full Vesting Event occurring on or prior to [DATE THREE MONTHS PRIOR TO SCHEDULED VESTING DATE], the number of Units referenced in Section 3 below or (ii) in the case of a Full Vesting Event occurring after [DATE THREE MONTHS PRIOR TO SCHEDULED VESTING DATE], the number that would have vested pursuant to clause 4(a)(i) below had the participant’s employment continued through [SCHEDULED VESTING DATE].

(e) “Units” shall mean the right to receive a specified number of Shares in the event that the conditions specified in this Agreement are satisfied, which right is subject to forfeiture as set forth in this Agreement.

3. Grant of Units. The Company grants to the Participant              Units, representing the right, in the event that the conditions specified in this Agreement are satisfied, to receive a number of Shares equal to such number of Units multiplied by the applicable percentage set forth in Section 4(a) below.

4. Vesting and Rights as a Shareholder. It is understood and agreed that the grant of the Award evidenced hereby is subject to the following conditions:

(a) Vesting of Units. The Units shall, subject to the Participant’s continued employment from the Grant Date through the applicable vesting date set forth below (or, the case of clause (iii) below, through the date of the applicable Full Vesting Event), vest and become eligible for settlement pursuant to Section 6 as follows:

(i)	the percentage of the Award calculated in the manner set forth in Schedule I attached hereto shall vest on , 200 ;

(ii)	upon the occurrence of a Change in Control on or prior to [SCHEDULED VESTING DATE], 100% of any portion of the Award still subject to restrictions shall vest; provided that if such Change in Control occurs after the Committee shall have certified the Company’s 200_ and 200_ financial results for purposes of the calculation in clause 4(a)(i) immediately above, then only that portion of the Award, if any, determined by reference to such calculation shall vest; and

(iii)	upon termination of employment due to a Full Vesting Event, the Specified Portion of the Award shall vest.

(b) Restrictions on Transfer. The Units may not be sold, assigned, hypothecated, pledged or otherwise transferred or encumbered in any manner except (i) by will or the laws of descent and distribution, or (ii) otherwise as specifically permitted herein, and remain subject to forfeiture as described in this Agreement.

(c) Committee Discretion. Notwithstanding anything contained in this Agreement to the contrary, the Committee, in its sole discretion and in accordance with the terms of the Plan, may accelerate the vesting with respect to all or any portion of the Units covered by the Award, at such times (including, without limitation, upon or in connection with the Participant’s termination of employment) and upon such terms and conditions as the Committee shall determine.

(d) No Rights as a Shareholder. The Participant shall have no rights as a shareholder (including rights in respect of dividends declared or paid on the Shares), if at all, until Shares in respect of the Units have been issued by the Company to the Participant.

(e) Settlement of Vested Units. Vested Units shall be settled pursuant to Section 6.

5. Termination of Employment; Lapse of Award. If the Participant’s employment terminates for any reason, then, except to the extent provided for in clause 4(a)(iii) with respect to Full Vesting Events, all unvested Units shall be forfeited and canceled without further action by the Company or the Participant as of the date of such termination of employment. Any Units unvested as of [SCHEDULED VESTING DATE] shall be forfeited and canceled as of that date without further action by the Company or the Participant.

6. Settlement of Units. Subject to the provisions of Section 9(b) of the Plan, the Company shall deliver to the Participant (or, if applicable, the Participant’s designated beneficiary or legal representative) that number of Shares equal to the number of Units covered by the Award that have become vested as soon as practicable after the vesting date; provided that Shares that vest upon a Full Vesting Event occurring after [DATE THREE MONTHS PRIOR TO SCHEDULED VESTING DATE] shall be delivered as soon as practicable after the Committee shall have certified the Company’s 200_ and 200_ financial results for purposes of the calculation in clause 4(a)(i) above; and provided, further, that if (i) the Participant is (or is reasonably expected to be) a “covered employee” within the meaning of Section 162(m) of the Code for the calendar year in which delivery of such Shares would ordinarily be made, and (ii) delivery of such Shares would (or would reasonably be expected to) cause Participant’s compensation paid by the Company for such year to be nondeductible, the Company may delay delivery of the portion of the Shares that is not expected to be deductible (up to 100% of such Shares) until such Shares may be delivered without the loss of the corresponding tax deduction for the Company (but in no event may such delivery occur later than ten business days after the date of the Participant’s termination of employment for any reason).

7. Adjustment in Capitalization. In the event of the occurrence of one of the events specified in Section 9(a) of the Plan, the Units shall be subject to adjustment as determined by the Committee pursuant to such Section 9(a).

8. Notice. Any notice given hereunder to the Company shall be addressed to the Secretary of the Company at its principal place of business and any notice given hereunder to the Participant shall be addressed to the participant at the Participant’s address as shown on the records of the Company.

9. Withholding. Upon settlement, at the Committee’s discretion, the Participant shall be required to either pay to the Company the amount of any taxes required by law to be withheld as may be necessary in the opinion of the Company to satisfy tax withholding required under the laws of any country, state, province, city or other jurisdiction required to be withheld with respect to such Shares or, in lieu thereof, the Company shall have the right (a) to retain (or the Participant may be offered the opportunity to elect to tender) the number of Shares whose Fair Market Value equals such amount required to be withheld or (b) to cause any plan administrator, intermediary or other third party to sell such number of Shares on behalf of the Participant substantially concurrently with the delivery of the vested Shares to the Participant.

10. No Right to Continued Employment. Neither the execution and delivery hereof nor the granting of the Award shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or any of its Subsidiaries to employ or continue the employment of the Participant for any period.

11. Governing Law. The Award and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York (without reference to the principles of conflicts of law).

12. Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the Company or the Participant or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

13. Amendment. This Agreement may not be altered, modified, or amended except by a written instrument signed by the Company and the Participant.

14. Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Company on the date hereof.

GLOBAL CROSSING LIMITED

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